EXHIBIT 23.4

Consent of Independent Auditors

The Stockholders of

Al Wireless USA, Inc.:

We consent to the use of our report dated March 21, 2005, with respect to the balance sheet of Al Wireless USA, Inc. as of December 31, 2004 and the related statement of operations, stockholders’ deficit and cash flows for the year ended December 31, 2004, incorporated by reference herein.

McLean, Virginia

March 24, 2005